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                                                             Exhibit 99(a)(1)(B)

                      SUMMARY OF TERMS OF OPTION EXCHANGE

             RESPONSE DUE BEFORE 12:00 P.M., PACIFIC DAYLIGHT TIME,

                                ON JUNE 6, 2001

     You must check your election, sign and date the Election Form and return the Election Form to Tony Boccanfuso, Senior Vice President of Worldwide Human Resources, at Chordiant Software, Inc. (the "Company" or "Chordiant") before 12:00 p.m., Pacific Daylight Time, on June 6, 2001 (or a later expiration date if Chordiant extends the Offer). If you have any questions, please contact Tony Boccanfuso. You may contact him at (408) 517-6149 or at tony.boccanfuso@chordiant.com.

     The following summarizes the principal terms and conditions of the Offer to Exchange options. Please read the enclosed Offer to Exchange as well because the information in this summary is not complete.

     Which Options are Eligible Options and who is an Eligible Participant? All options that are currently outstanding under the Chordiant 1999 Equity Incentive Plan, the Chordiant 1999 Non-Employee Directors' Stock Option Plan, the Chordiant 2000 Nonstatutory Equity Incentive Plan, the White Spider Software 2000 Stock Incentive Plan and the Prime Response 1998 Stock Option/Stock Issuance Plan (collectively referred to as the "Plans") that are held by current employees, non-employee directors or consultants of the Company or one of its wholly-owned subsidiaries as of May 4, 2001 (an "Eligible Participant") are "Eligible Options." If you wish to accept this Offer, you must return all of your Eligible Options granted on or after December 6, 2000. However, should you chose to accept this offer, you are not obligated to tender each Eligible Option that was granted prior to December 6, 2000, and are free to elect to tender as many of the Eligible Options granted prior to December 6, 2000 as you wish. Please note, however, that you must tender all outstanding shares under each particular Eligible Option you wish to tender.

     Who can participate in the Exchange? You can participate in this exchange and receive a new option on the grant date of the New Options ("New Option") if you are an Eligible Participant on May 4, 2001 and your continuous employment by or service with the Company or one of its wholly-owned subsidiaries is not terminated prior to the grant date of the New Options.

     How many New Options will I receive? Each New Option will represent the same number of option shares as each Eligible Option that you exchange. The number of option shares to be represented by the New Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between June 6, 2001 (or a later expiration date if Chordiant extends the Offer) and the date the New Options are granted. Please review your personal Option Report which will be sent to you separately and contact Tony Boccanfuso if you have any questions.

     When will I receive my New Options? The New Options will be granted on December 10, 2001, and we expect to distribute the New Option agreements within six to eight weeks of the date of grant. Please note that if you are an employee who works in the United Kingdom,
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the Company is currently in the process of having its 1999 Equity Incentive Plan and 2000 Nonstatutory Equity Incentive Plan approved by the Inland Revenue.
While the Company cannot be certain that it will receive such approvals for these plans by December 10, 2001, the Company expects to receive these approvals by such date and will use its best efforts to do so.

     Why won't I receive my New Options immediately after the Expiration Date of the offer? If we were to grant New Options on any date which is earlier than six months and one day after the date we cancel any of the Eligible Options that we accepted for exchange pursuant to the terms of this Offer, we would be required for financial accounting purposes to record a compensation expense against our earnings. By deferring the grant of the New Options for at least six months and one day, we believe we will not have to record such a compensation expense.

     What will be the Terms and Conditions of my new Options? Except for the exercise price of the New Options, the terms and conditions of your New Options will be substantially the same as your Eligible Options that were cancelled. Please note, however, if your Eligible Options are under the White Spider 2000 Stock Incentive Plan or the Prime Response 1998 Stock Option/ Stock Issuance plan, your New Options will not be granted pursuant to the same plan under which you received your Eligible Options, and, as a result, will be subject to certain different terms.

     What if I work in the United Kingdom? If you are an employee who works in the United Kingdom and were previously granted an option under an "approved plan" in the United Kingdom, please be aware that the Company is currently seeking approval from the Inland Revenue for New Options granted under its 1999 Equity Incentive Plan and its 2000 Nonstatutory Equity Incentive Plan. If you are an employee who works in the United Kingdom and were granted an option under an "unapproved plan" in the United Kingdom, the Company intends that your New Option will be granted pursuant to an "approved plan." While the Company cannot be certain that it will receive these approvals for its 1999 Equity Incentive Plan and its 2000 Nonstatutory Equity Incentive Plan by December 10, 2001, the Company expects to receive these approvals by such date and will use its best efforts to do so. You should consult with your own personal advisor with respect to all tax matters. Please also note that if you accept the terms of the this Offer and receive New Options under a plan approved in the United Kingdom you must (i) remain continuously employed by Chordiant or one of its wholly-owned subsidiaries for a period of three (3) years from the date your New Options are granted, and (ii) not sell these New Options for a three year period from the date your New Options are granted to receive the favorable tax treatment under the laws of the United Kingdom. In the event that the plans are not approved or you do not meet the requirements set forth above, your New Option will not receive favorable tax treatment under the laws of the United Kingdom.

     Will my New Options be granted pursuant to the same plan that my Eligible Options were?

     The 1999 Non-Employee Directors' Stock Option Plan, the 1999 Equity Incentive Plan and the 2000 Nonstatutory Equity Incentive Plan shall be referred to as the Chordiant Plans.

  .  My Eligible Options were granted under a Chordiant Plan.
     ---------------------------------------------------------

     . If you are based in the U.S. and your Eligible Options are Under the Chordiant 2000 Nonstatutory Equity Incentive Plan your New Options will be granted pursuant to the same plan.

     . If your Eligible Options are under the Chordiant 1999 Non-employees Directors' Plan, your New Options will be under the Chordiant 1999 Equity Incentive Plan.

     . If you are based in the U.S. and your Eligible Options are Under the Chordiant 1999 Equity Incentive Plan. If your Eligible Options are under the Chordiant 1999 Equity Incentive Plan, the plan under which your New Options will be granted will depend on whether the applicable Eligible Option is an incentive stock option or a nonqualified stock option. If the applicable Eligible Option under the Chordiant 1999 Equity Incentive Plan that was cancelled was an incentive stock option, your New Option will be an incentive stock option granted under the Chordiant 1999 Equity Incentive Plan, subject to the limitations described below. If the applicable Eligible Option under the Chordiant 1999 Equity Incentive Plan that was cancelled was a nonqualified stock option or if the cancelled Eligible Option cannot be granted as a New Option that is an incentive stock option because of the limitations described below, your New Option will be granted under the Chordiant 2000 Nonstatutory Equity Incentive Plan.




                                       2.
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   .  Factors that might limit our ability to classify the New Options as incentive stock options include the tax laws that govern incentive stock options and the number of shares reserved for issuance under the Chordiant 1999 Equity Incentive Plan.

   . Notwithstanding the foregoing, if you are serving at or above the level of a vice president, or serving at or above this level in a substantially similar capacity, any New Option you exchange for an Eligible Option that is a nonstatutory stock option may have to be granted under the Chordiant 1999 Equity Incentive Program, as the Chordiant 2000 Nonstatutory Equity Incentive Program caps the number of shares we are permitted to grant to executives at your level.

 . If you are not based in the U.S. Your New Options, regardless of whether your Eligible Options are incentive stock options or not, will be granted pursuant to the Chordiant 2000 Nonstatutory Equity Incentive Plan and will be nonqualified stock options.

 . If its possible your New Option are likely to be granted under a different
   Chordiant Plans we encourage you to carefully review and compare that plan's terms with the terms of the applicable Chordiant Plan under which your New Options will be granted.

 . My Eligible Options were granted under the Prime Response 1998 Stock
  --------------------------------------------------------------------
  Option/Stock Issuance Plan.
  --------------------------

 . If you are based in the U.S.

   . If your Eligible Options are under the Prime Response 1998 Stock
     Option/Stock Issuance Plan, the plan under which your New Options will be granted will depend on whether the applicable Eligible Option is an incentive stock option or a nonqualified stock option. If the applicable Eligible Option that was cancelled was an incentive stock option, your New Option will be an incentive stock option granted under the Chordiant 1999 Equity Incentive Plan, subject to the limitations described below. If the applicable Eligible Option that was cancelled was a nonqualified stock option or if the cancelled Eligible Option cannot be granted as a New Option that is an incentive stock option because of the limitations described below, your New Option will be granted under the Chordiant 2000 Nonstatutory Equity Incentive Plan.

   . Factors that might limit our ability to classify the New Options as incentive stock options include the tax laws that govern incentive stock options and the number of shares reserved for issuance under the Chordiant 1999 Equity Incentive Plan.

   . Notwithstanding the foregoing, if you are serving at or above the level of a vice president, or serving at or above this level in a substantially similar


                                       3.
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     capacity, any New Option you exchange for an Eligible Option that is a nonstatutory stock option may have to be granted under the Chordiant 1999 Equity Incentive Program, as the Chordiant 2000 Nonstatutory Equity Incentive Program caps the number of shares we are permitted to grant to executives at your level.

 . If you are not based in the U.S.

  . If your Eligible Options are under the Prime Response 1998 Stock Option/Stock Issuance Plan, your New Options, regardless of whether your Eligible Options are incentive stock options or not, will be granted pursuant to the Chordiant 2000 Nonstatutory Equity Incentive Plan and will be nonqualified stock options.

 . If your Eligible Options are under the Prime Response 1998 Stock Option/Stock
   Issuance Plan, we encourage you to carefully review and compare that plan's terms with the terms of the applicable Chordiant Plan under which your New Options will be granted.

 . My Eligible Options were granted under the White Spider Software 2000 Stock
  ---------------------------------------------------------------------------
Incentive Plan.
--------------

 . If you hold Eligible Options that were granted under the White Spider
   Software 2000 Stock Incentive Plan, the plan under which your New Options will be granted will depend on whether the applicable Eligible Option is an incentive stock option or a nonqualified stock option. If the applicable Eligible Option that was cancelled was an incentive stock option, your New Option will be an incentive stock option granted under the Chordiant 1999 Equity Incentive Plan, subject to the limitations described below. If the applicable Eligible Option that was cancelled was a nonqualified stock option or if the cancelled Eligible Option cannot be granted as a New Option that is an incentive stock option because of the limitations described below, your New Option will be granted under the Chordiant 2000 Nonstatutory Equity Incentive Plan.

 . Factors that might limit our ability to classify the New Options as incentive stock options include the tax laws that govern incentive stock options and the number of shares reserved for issuance under the 1999 Chordiant Equity Incentive Plan.

 . Notwithstanding the foregoing, if you are serving at or above the level of a vice president, or serving at or above this level in a substantially similar capacity, any New Option you exchange for an Eligible Option that is a nonstatutory stock option may have to be granted under the Chordiant 1999 Equity Incentive Program, as the Chordiant 2000 Nonstatutory Equity Incentive Program caps the number of shares we are permitted to grant to executives at your level.

 . If your Eligible Options are under the White Spider Software 2000 Stock
   Incentive Plan, we encourage you to carefully review and compare that plan's terms with the terms of the Chordiant Plan under which your New Option will be granted.

     Where can I receive additional information about the various Plans? If you did acquire your Eligible Options under a non-Chordiant Plan, we encourage you to carefully review and compare that plan's terms with the terms of the applicable Chordiant plan your options will be granted under. Please contact Tony Boccanfuso at tony.bocconfuso@chordiant.com or (408) 517-6149 who will make
                   -----------------------------
requested copies of any of these option plans and related prospectuses available free of charge.

     What will be the Exercise Price of the New Options? The New Options will have an exercise price equal to the closing price of our Common Stock as reported on Nasdaq on the last trading day prior to the grant date. We cannot guarantee that the New Options will have a lower exercise price than the Eligible Options. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options.

     When will the New Options vest and what will be the Vesting Schedule of the New Options? If you receive a New Option, each New Option will have the same vesting schedule as your applicable Eligible Option. In addition, the vesting commencement date for each New Option will be the original vesting commencement date of your applicable Eligible Option.

     What is the Expiration Date of the New Options? The maximum option term is ten years under the Chordiant Plans.

     Can I cancel the remaining portion of an Eligible Option that I have already partially exercised? Yes, any remaining outstanding, unexercised option that is an Eligible Option can be cancelled. For each Eligible Option that is cancelled you will be granted a New Option no earlier than December 7, 2000 equal to the number of shares that were subject to that Eligible Option.

     What does the Company Recommend that I Do? The Board of Directors has approved this Offer. We cannot guarantee that the New Options will have a lower exercise price than

                                       4.
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the Eligible Options. The Board of Directors believes that, for some participants, the Offer may create a better chance for such participants to obtain value from their options in the short-term. However, the Board of Directors does not make any recommendation as to whether or not you should tender your Eligible Options pursuant to the Offer. The Board of Directors recognizes that the decision to accept is an individual one that should be based on a variety of factors, and you should consult with your personal advisors if you have questions about your financial or tax situation.

     If I elect to exchange Eligible Options, will my election affect other components of my compensation? No. However, if you accept the Offer and exchange all or part of your Eligible Options, we cannot for accounting reasons grant you any additional stock options (in addition to the New Option) until, at the earliest, December 7, 2000.

     What Happens to Your Eligible Options if You Accept the Offer? If you accept our Offer, the Eligible Options that you choose to exchange will be cancelled and you will have no further right or interest in those options, whether vested or unvested. If you choose to accept our Offer, in order to avoid adverse accounting consequences to the Company, you will not be eligible to receive any other stock options, including New Options until, at the earliest, December 7, 2000.

     What if I leave Chordiant or one of its subsidiaries between the date my Eligible Options are cancelled and the grant date of the New Options? Your decision to accept or reject this offer will be irrevocable starting at 12:00 p.m., Pacific Daylight Time, on June 6, 2001 (unless we extend the Offer). If your service as an employee, consultant or director of Chordiant or one of its subsidiaries terminates voluntarily, involuntarily, or for any other reason, before your New Options are granted, you will not be granted any New Options. Further, once an Eligible Option of yours is cancelled, you will not have any rights with respect to that cancelled Eligible Option. THEREFORE, IF YOU ARE NOT AN EMPLOYEE OR DIRECTOR OF, OR CONSULTANT TO, CHORDIANT OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOUR ELIGIBLE OPTIONS ARE CANCELLED THROUGH THE GRANT DATE OF THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR ELIGIBLE OPTIONS THAT WERE CANCELLED. YOU ALSO WILL NOT RECEIVE ANY OTHER FORM OF CONSIDERATION IF YOUR RIGHT TO YOUR NEW OPTIONS TERMINATES BECAUSE YOUR SERVICE TO THE COMPANY, FOR WHATEVER REASON, CEASES PRIOR TO THE GRANT DATE OF THOSE NEW OPTIONS.

     What is the U.S. Tax Treatment of the New Options? If you are an employee who resides in the U.S. and the Eligible Option that you exchanged was an incentive stock option, the New Option will be an incentive stock option, to the maximum extent possible. Factors that might limit our ability to classify the New Options as incentive stock options include the tax laws that govern incentive stock options and the number of shares reserved for issuance under the Chordiant 1999 Equity Incentive Plan. Such incentive stock option will be eligible for the special tax treatment that applies to incentive stock options. If you are a non-U.S. employee, regardless of whether your Eligible Options are incentive stock options or nonqualified stock options, each New Option will be a nonqualified stock option. You should consult with your personal advisors with respect to all tax matters.

                                       5.
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     What Happens if I Don't Accept the Offer?  If you do not accept the Offer, or if we do not accept the options you elect to exchange, you will keep all of your Eligible Options, and you will not receive any New Options under this Offer.

     After I am granted New Options, what happens if those New Options end up underwater? We are conducting this Offer only at this time. This, therefore, is considered a one-time offer and is not expected to be repeated again in the future. As your stock options granted under the Chordiant Plans generally are valid for up to ten years from the date of initial grant, subject to continued service with the Company or one of its subsidiaries, the price of our Common Stock may appreciate over the long term even if your options are underwater for some period of time after the grant date of the New Options. HOWEVER, WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE, AND NOTHING CONTAINED IN THIS DOCUMENT OR THE OTHER DOCUMENTS YOU RECEIVE RELATING TO THIS OFFER SHOULD BE INTERPRETED IN ANY WAY AS A CLAIM RELATING TO THE FUTURE PROSPECTS OF THE PRICE OF OUR COMMON STOCK, NOR SHOULD ANY INFERENCE ABOUT SUCH FUTURE PROSPECTS BE INFERRED FROM ANYTHING CONTAINED HEREIN OR THEREIN.

     Can I Change My Mind? Yes. After you turn in the Election Form, you can change your election any time on or prior to the deadline by delivering a signed change in election form to Tony Boccanfuso, Senior Vice President of Worldwide Human Resources, before 12:00 p.m., Pacific Daylight Time, on June 6, 2001 (unless Chordiant extends the deadline). Please note, however, your decision to accept or reject this offer will be irrevocable after June 6, 2001 (unless we extend the Offer beyond this time). Mr. Boccanfuso can provide you with the necessary forms for a change in election, and answer any questions you may have regarding the Offer and the necessary paperwork required to make your desired election to accept or reject. You may contact him at (408) 517-6149 or tony.boccanfuso@chordiant.com.

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